Exhibit 10.1

SEPARATION AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release (the “Agreement”) is made between Richard W. Brotzman, Jr. and Nanophase Technologies Corporation (“NTC”).

Whereas, since September 26, 2001, Dr. Brotzman has served as an officer of NTC, most recently in the position of Chief Technology Officer, pursuant to that certain Employment Agreement between Dr. Brotzman and NTC dated and effective as of September 26, 2001, as amended (“Employment Agreement”); and

Whereas, Dr. Brotzman’s employment with NTC will conclude effective February 28, 2009; and

Whereas, Dr. Brotzman and NTC wish both to provide for an orderly transition that serves their mutual interests, and to resolve any past, present or future disputes between them.

Now, therefore, in consideration of the release, covenants, representations and obligations stated below, Dr. Brotzman and NTC agree as follows:

1. Separation Benefits. Subject to Dr. Brotzman complying with all his obligations under Paragraphs 2, 3, 4, 6, 7, 8 and 10 of this Agreement, NTC will provide him with the following benefits (collectively, the “Separation Benefits”):

A. Severance Pay, in the aggregate gross amount of $107,299 (equivalent to 27 weeks of Dr. Brotzman's annual base salary in effect on February 28, 2009), subject to tax, withholding and all other required deductions, paid in twelve equal bi-weekly installments of $8,941.58 each. The preceding installments shall begin on NTC’s first regular payday for salaried employees that occurs five days after the end of the "Revocation Period" (as defined in Paragraph 3.E of this Agreement), provided that NTC, in its discretion, may accelerate any or all installments of the Severance Pay.

B. Notice Pay, in the aggregate gross amount of $6,227.81 (equivalent to 11 days of pay at the per diem rate of Dr. Brotzman's annual base salary on February 28, 2009, with 19 days of Notice Pay being paid to Dr. Brotzman during the period from February 9 through February 28, 2009), subject to tax, withholding and all other required deductions, paid in full on NTC's first regular payday for salaried employees that occurs five days after the end of the Revocation Period.

C. If Dr. Brotzman and his dependents elect to continue participating in NTC's group health insurance plan (the "Plan") through COBRA, NTC will pay the monthly insurance premiums for such participation by Dr. Brotzman and his dependants for so long as the Severance Pay continues, provided that: (i) Dr. Brotzman and his dependants remain eligible to participate in the Plan, subject to all the terms and conditions of the Plan as may be in effect from time to time; and (ii) Dr. Brotzman pays a bi-weekly contribution of $180.00 toward the cost of the premiums for COBRA coverage under the Plan. In the absence of Dr. Brotzman and his dependants electing to continue participating in NTC's Plan through COBRA, coverage of Dr. Brotzman and his dependants under the Plan will end on February 28, 2009.

D. All unvested stock options previously granted to Dr. Brotzman will become fully vested and will become immediately exercisable, with such exercise continuing to be governed by all the terms and conditions of the respective grant instruments and the applicable stock option or equity compensation plan under which such options were awarded to Dr. Brotzman, provided that Dr. Brotzman shall have until May 28, 2009 to exercise any or all such stock options. All unexercised previously vested stock options that have been granted to Dr. Brotzman will continue to be governed by all the terms and conditions of the respective grant instruments and the applicable stock option or equity compensation plan under which such options were awarded to Dr. Brotzman, provided that Dr. Brotzman shall have until May 28, 2009 to exercise any or all such stock options.

E. NTC will not contest any claim for unemployment insurance benefits that Dr. Brotzman may file with the Illinois Department of Employment Security by March 16, 2009.

F. Dr. Brotzman acknowledges that NTC has made no representations to him concerning the tax consequences, if any, of the Separation Benefits to be provided to Dr. Brotzman under Paragraph 1 of this Agreement.

2. General Release. In consideration of the preceding Separation Benefits provided by NTC to Dr. Brotzman, which Separation Benefits are hereby acknowledged by Dr. Brotzman to be sufficient, just and adequate, Dr. Brotzman, for himself and his heirs, executors, administrators, legal representatives, agents, attorneys, successors and assigns, irrevocably and unconditionally hereby releases and forever discharges NTC, all its respective officers, directors, shareholders, predecessors, successors, affiliates, employees, insurers, benefit plans, equity compensation plans, legal representatives, agents, attorneys and assigns, of and from any and all administrative, judicial or other claims, actions, charges, suits, debts, dues, accounts, contracts, plans, controversies, agreements, promises, representations, warranties, damages and judgments, in law or equity, which Dr. Brotzman had, has or may hereafter have, whether known or unknown, from the beginning of time through the date Dr. Brotzman signs this Agreement, arising out of, relating to, or in any manner connected with any of the following:

A. All matters relating to Dr. Brotzman’ employment with, or termination as an officer and employee of, NTC.

B. All rights or claims to any compensation or benefits from NTC (specifically including any claim for severance pay or notice pay as provided under Sections 3, 7(b) and 8(b) of the Employment Agreement), except as otherwise expressly provided in this Agreement.

C. All suits, claims, charges or causes of action arising under or in connection with: (i) Title VII of the Civil Right Act of 1964 as amended (42 U.S.C. §§ 2000e et seq.), the Civil Rights Acts of 1991, 1866 and 1871 as amended, the Americans With Disabilities Act of 1990 as amended (42 U.S.C. §§ 12101 et seq.), the National Labor Relations Act as amended (29 U.S.C. §§ 151 et seq.), the Employee Retirement Income Security Act of 1974 as amended (29 U.S.C. §§ 1001 et seq.), the Occupational Safety and Health Act of 1970 as amended (29 U.S.C. §§ 651 et seq.), the Fair Labor Standards Act as amended (29 U.S.C. §§ 201 et seq.), the Family and Medical Leave Act of 1993 as amended (29 U.S.C. §§ 2601 et seq., or the Illinois Human Rights Act as amended. (775 ILCS 5/1 et seq.); (ii) any federal, state or local law, statute, ordinance, regulation, order or public policy affecting or relating to the claims and rights of employees, directors, officers and shareholders, or any claims arising out of or in relation to any contract or common law right including without limitation any claim in tort or contract relating to the breach of an oral, written or implied contract, breach of an implied covenant of good faith and fair dealing, misrepresentation, defamation, interference with contract, interference with prospective economic advantage, retaliation, harassment, conspiracy, wrongful termination, intentional or negligent infliction of emotional or psychological injury, mental or emotional distress, mental anguish, negligence, humiliation, embarrassment, pain and suffering, loss of personal or professional reputation, loss of career opportunities, stigmatization or loss of job status or satisfaction; (iii) any employment-related claims for compensatory, consequential or punitive damages, equitable relief, attorneys’ fees or litigation costs, back-pay, front-pay, past or prospective benefits from individual, group or other insurance coverage or any other source, loss of salary, net accumulations, wages, expense reimbursements, vacations, earnings, interest or loss of any other incidents, terms or conditions of employment; and (iv) any claim for attorneys’ fees.

Dr. Brotzman and NTC agree that nothing in Paragraphs 2 or 3 of this Agreement waives any claims or rights that Mr. Brotzman may have which are not subject to his unilateral waiver under applicable law.

3.	Age Claim Release. Dr. Brotzman specifically agrees that:

A. He is releasing any and all claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621 et seq.), as amended by the Older Workers Benefit Protection Act (and any comparable state or local laws), arising up to the date that he signs this Agreement.

B. The consideration he will receive is greater than normally provided by NTC’s policies to a person of his length of service and responsibility.

C. He has had an opportunity to consult with an attorney of his choice before he executed this instrument.

D. He has been given twenty-one days from the date he received this Agreement (or until March 2, 2009) to decide whether to sign the document.

E. He has seven days after he signs this Agreement to revoke its execution (the “Revocation Period”). Dr. Brotzman agrees that if he revokes his execution of this Agreement, he will immediately provide Nancy Baldwin, Vice-President of Human Resources & Investor Relations of NTC, with written notice of the revocation, transmitted to NTC by overnight delivery. In the event of such revocation, all obligations of NTC under this Agreement shall immediately cease. In the absence of such revocation, this Agreement will become effective on the eighth day after Dr. Brotzman signs it.

4. No Re-employment. Dr. Brotzman waives all claims to employment, re-employment or engagement with NTC. Dr. Brotzman affirmatively agrees not to seek employment, re-employment or engagement with NTC. Dr. Brotzman releases NTC from any future claims concerning any application for employment or engagement he makes in breach of this Agreement.

5. No Admissions. Dr. Brotzman acknowledges that the Separation Benefits provided by NTC, and its execution of this Agreement, are not an admission of wrongdoing of any kind on the part of the entities and persons hereby released, by whom wrongdoing of any kind is expressly denied.

6. Continued Obligations. Dr. Brotzman confirms the existence and enforceability of all his obligations to NTC, including those: (a) under Section 9 of the Employment Agreement; (b) under that certain Confidential Information and Proprietary Rights Agreement between NTC and Dr. Brotzman dated as of September 2, 1994; (c) under the Illinois Trade Secrets Act; (d) under NTC’s Insider Trading Policy and practices; and (e) under applicable law concerning his fiduciary duties to NTC as an officer possessing material insider information. Dr. Brotzman further agrees that: (x) if he is ever required by subpoena or order of any court or administrative agency to disclose any information concerning NTC, including its confidential or proprietary information of any kind, he will first notify NTC in writing immediately upon his receiving any such subpoena or order and before making any disclosure; and (y) upon NTC's request, Dr. Brotzman will cooperate in any legal proceedings which in whole or part relate to any events or matters occurring while he was employed by NTC and/or about which he has relevant information, provided that NTC will reimburse Dr. Brotzman for the reasonable travel, lodging and food expenses that he incurs in connection with providing such cooperation, subject to NTC's policy governing Employee Expense Reimbursement for Corporate Expenditures in effect on February 9, 2009.

7. Non-Disparagement. Dr. Brotzman agrees that he will not directly or indirectly make or cause to be made any statement or other form of communication that could be reasonably interpreted as disparaging the reputation or business interests of NTC or any of its respective officers, directors, shareholders, employees, customers, vendors or their representatives.

8. Return of NTC Property. Dr. Brotzman shall immediately return to NTC all its property in his possession or control, including without limitation: (a) all cellular telephones (together with all telephone numbers assigned to such telephones), keys, laptop computers, printers and related equipment; (b) all electronically-stored information created by or on behalf of NTC, or otherwise belonging to NTC, including all such information contained in any hard drive or computer owned by Dr. Brotzman; and (c) all notes, documents and other written materials, including any copies, excerpts, summaries or compilations thereof.

9. Integration, No Other Promises and Voluntary Signing. Dr. Brotzman acknowledges that: all the Separation Benefits provided by NTC are described in this Agreement; no other promise or agreement of any kind has been made to or with him by any person or entity whatsoever to cause him to execute this Agreement; this instrument (and the other documents referenced herein) constitutes the entire agreement between the parties; and he has knowingly signed this Agreement of his own free will, intending to be legally bound by it.

10. No Assignment. Dr. Brotzman warrants that he has not assigned any claim, action, cause of action, suit, contract, plan, controversy, promise, damages, award or judgments which he had, has or hereafter may have arising from any matters connected in any way with his employment by, or offices or directorship with, NTC or any claims released in this instrument.

12. Governing Law. This Agreement shall be construed in accord with and governed by the laws of the State of Illinois.

/s/ RICHARD W. BROTZMAN, Jr.	NANOPHASE TECHNOLOGIES CORPORATION
RICHARD W. BROTZMAN, JR.

2-23-09	By:	/s/ Nancy Baldwin
Date		Nancy Baldwin, Vice-President of Human Resources & Investor Relations

2-23-09
Date

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